Exhibit 99.1

LYDALL, INC.

AMENDED AND RESTATED 2012 STOCK INCENTIVE PLAN

1.                  Purpose

The purpose of this Amended and Restated 2012 Stock Incentive Plan (the “Plan”) of Lydall, Inc., a Delaware corporation (“Lydall”), is to advance the interests of Lydall’s stockholders by enhancing the ability of Lydall and the Lydall Affiliates (as defined in Section 11) to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of Lydall’s stockholders. The Plan amends and restates the 2012 Stock Incentive Plan that was originally adopted by the Board on March 11, 2012 and approved by stockholders on April 27, 2012 and shall become effective on the date the Plan is approved by Lydall’s stockholders (the “Effective Date”). Certain terms used herein are defined in Section 11 of the Plan.

2.                  Eligibility

All employees, officers and directors of Lydall or a Lydall Affiliate, as well as consultants and advisors to Lydall or a Lydall Affiliate (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act, or any successor form), are eligible to be granted Awards under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), Restricted Stock (as defined in Section 6), Restricted Stock Units (as defined in Section 6), and Other Stock-Based Awards (as defined in Section 7). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and Participants need not be treated uniformly under the Plan.

3.                  Administration of the Plan

(a)               Administration by Board; Delegation to Committee.  The Plan will be administered by the Board. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to a Committee. The Board and, to the extent such authority has been delegated to it, a Committee: (1) shall have authority to grant Awards; (2) shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable; (3) may construe and interpret the terms of the Plan and any Award Agreement entered into under the Plan; and (4) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement. The term “Plan Administrator” means, as applicable, the Board or a Committee. All actions and decisions by the Plan Administrator with respect to the Plan and any Awards shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. By accepting any Award, each Participant acknowledges and agrees that all actions and decisions of the Plan Administrator are final and binding.

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(b)               Awards to Non-Employee Directors.  Awards to Non-Employee Directors shall be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 of the NYSE Listed Company Manual.

4.                  Stock Available for Awards

(a)               Number of Shares; Share Counting.

(1)               Authorized Number of Shares.  Subject to adjustment under Section 8, Awards may be made under the Plan for up to such number of shares of common stock, $0.01 par value per share, of Lydall (the “Common Stock”) as is equal to the sum of:

(A)             3,000,000 Shares; plus

(B)              such additional number of Shares (up to 19,720 Shares) as is equal to the aggregate number of Shares subject to awards granted under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan that are outstanding as of the Effective Date, which awards subsequently expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options, to any limitations under the Code).

Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares or treasury Shares. Any or all Awards may be in the form of Incentive Stock Options.

(2)               Fungible Share Pool.  Subject to adjustment under Section 8, any Award that is (i) not a Full-Value Award shall be counted against the authorized number of Shares specified in Section 4(a)(1) and the sub-limit specified in Section 4(b)(2) as one Share for each Share subject to such Award; and (ii) a Full-Value Award shall be counted against the authorized number of Shares specified in Section 4(a)(1) and the sub-limit specified in Section 4(b)(2) as 1.32 Shares for each Share subject to such Full-Value Award. “Full-Value Award” means any Restricted Stock Award or Other Stock-Based Award with a per Share price or per unit purchase price lower than 100% of the Fair Market Value of the Common Stock on the date of grant. To the extent a Share that was subject to an Award that counted as one Share is returned to the Plan pursuant to Section 4(a)(3), the authorized number of Shares specified in Section 4(a)(1) and the sub-limit specified in Section 4(b)(2) will each be credited with one Share. To the extent that a Share that was subject to an Award that counts as 1.32 Shares is returned to the Plan pursuant to Section 4(a)(3), the authorized number of Shares specified in Section 4(a)(1) and the sub-limit specified in Section 4(b)(2) will each be credited with 1.32 Shares.

(3)               Share Counting.  For purposes of counting the authorized number of Shares available for the grant of Awards under the Plan under this Section 4(a) and the sub-limit specified in Section 4(b)(2):

(A)             if any Award expires, terminates or is otherwise surrendered, canceled, forfeited or repurchased by the Company at its original issuance price pursuant to a contractual repurchase right, the unused Shares covered by such Award shall again be available for the grant of Awards; provided, however, that in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code; and

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(B)              Shares delivered (either by actual physical delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations (including Shares retained from the Award creating the tax obligation) shall not be added back to the number of Shares available for the future grant of Awards.

Notwithstanding the foregoing, the following Shares issued or delivered under this Plan shall not again be available for grant as described above: (i) Shares tendered in payment of the exercise price of a Stock Option; (ii) Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation; and (iii) Shares that are repurchased by the Company with Stock Option proceeds. Without limiting the foregoing, with respect to any Other Stock-Based Award that is a stock appreciation right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the stock appreciation right upon exercise.

(b)               Sub-limits.  Subject to adjustment under Section 8, the following sub-limits on the number of Shares subject to Awards shall apply:

(1)               Annual Per-Participant Limit. The maximum number of Shares with respect to which any Awards may be granted to any Participant under the Plan shall be 1,000,000 per calendar year. For the avoidance of doubt, all Shares underlying Awards granted under the Plan shall be counted on a one-for-one basis for purposes of the sub-limit specified in this Section 4(b)(1).

(2)               Limit on Awards to Non-Employee Directors.  The maximum number of Shares with respect to which Awards may be granted to directors who are Non-Employee Directors at the time of grant shall be 15% of the maximum number of authorized Shares specified in Section 4(a)(1).

5.                  Stock Options

(a)               General.  The Plan Administrator may grant options to purchase Shares (each, an “Option”) and determine the number of Shares to be covered by each Option. Options may be Incentive Stock Options or Nonqualified Stock Options. Except as set forth in the Plan, the Plan Administrator shall determine the conditions and limitations applicable to the exercise of each Option, including conditions relating to compliance with applicable securities laws, as it considers necessary or advisable.

(b)               Incentive Stock Options.  Incentive Stock Options shall only be granted to employees of Lydall or any Lydall Affiliate who are eligible under Section 422 of the Code to receive Incentive Stock Options. Incentive Stock Options shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonqualified Stock Option.

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(c)               Exercise Price.  The Plan Administrator shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Award Agreement. The exercise price shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that, for the avoidance of doubt, if the Plan Administrator approves the grant of an Option with an effective date that is a specified future date, the exercise price shall be not less than 100% of the Fair Market Value on such future effective date.

(d)               Duration.  Each Option shall be exercisable at such times and subject to such terms and conditions as specified in the applicable Award Agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)               Exercise of Options.  Except as otherwise provided in the applicable Award Agreement, Options may be exercised by delivery to Lydall of a notice of exercise in a form (which may be electronic) approved by Lydall, together with payment in full of the exercise price for the number of Shares for which the Option is exercised (in the manner specified below) and any required tax withholding (in the manner specified in Section 9(d)). Shares subject to the Option will be issued (either in certificated form or the electronic equivalent thereof) as soon as practicable following exercise.

(f)                Payment Upon Exercise of Options.  Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)               in cash or by check, payable to the order of Lydall (or, to the extent provided in the applicable Award Agreement, a Lydall Affiliate);

(2)               except as may otherwise be provided in the applicable Award Agreement or approved by the Plan Administrator, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to Lydall sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to Lydall of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to Lydall cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)               to the extent provided for in the applicable Award Agreement or approved by the Plan Administrator, by delivery at the time of exercise (either by actual physical delivery or by attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Shares, if acquired directly from Lydall or a Lydall Affiliate, were owned by the Participant for such minimum period of time, if any, as may be established by the Plan Administrator, and (iii) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)               with respect to a Nonqualified Stock Option, to the extent provided for in the applicable Award Agreement or approved by the Plan Administrator, by delivery of a notice of “net exercise,” as a result of which the Participant would receive (i) the number of Shares underlying the portion of the Option being exercised, less (ii) such number of Shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

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(5)               to the extent permitted by applicable law and provided for in the applicable Award Agreement or approved by the Plan Administrator, by payment of such other lawful consideration as the Plan Administrator may determine; or

(6)               by any combination of the above forms of payment.

(g)               Limitation on Repricing.  Unless such action is approved by Lydall’s stockholders, the Company may not (except as provided for under Section 8): (1) amend any outstanding Option (or similar type of Award) granted under the Plan to provide an exercise price per Share that is lower than the then-current exercise price per Share of such outstanding Award, (2) cancel any outstanding option to purchase Shares (whether or not granted under the Plan) and grant in substitution therefor new Awards covering the same or a different number of Shares and having an exercise or purchase price per Share lower than the then-current exercise price per Share of such cancelled option, (3) cancel in exchange for a cash payment any outstanding Option (or similar type of Award) with an exercise price per Share above the then-current Fair Market Value, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.

(h)               No Reload.  No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)                 No Dividend Equivalents.  No Option shall provide for the payment or accrual of dividend equivalents.

(j)                 Minimum Vesting.  Options granted to Participants other than Non-Employee Directors prior to April 24, 2020 that vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant, unless the Option is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. Options granted to Non-Employee Directors prior to April 24, 2020 that vest solely based on the passage of time shall not vest prior to the earlier of (x) the first anniversary of the date of grant and (y) the date of the first annual meeting held after the date of grant, unless the Option is granted in lieu of cash director fees otherwise earned by or payable to the Non-Employee Director. Notwithstanding the foregoing, the Plan Administrator, either at the time an Award is granted or at any time thereafter, may allow an Option granted prior to April 24, 2020 to accelerate and become vested, in whole or in part, prior to the vesting date specified above, in the event of the death or disability of the Participant, the termination of the Participant’s employment by or service to Lydall or a Lydall Affiliate under specified circumstances, or a merger, consolidation, sale, reorganization, recapitalization, or change in control of Lydall or a Lydall Affiliate. Options granted on or after April 24, 2020 shall be subject to the minimum vesting terms set forth in Section 9(g).

6.                  Restricted Stock; Restricted Stock Units

(a)               General.

(1)               Restricted Stock.  The Plan Administrator may grant Awards of Shares (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such Shares at their issue price or other stated or formula price (or to require forfeiture of such Shares if issued at no cost) from the Participant in the event that conditions specified by the Plan Administrator in the applicable Award Agreement are not satisfied. The Plan Administrator shall determine the terms and conditions of Restricted Stock, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

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(2)               Restricted Stock Units.  The Plan Administrator may grant Awards entitling the Participant to receive Shares to be issued at the time specified in the Award Agreement (“Restricted Stock Units”). The Plan Administrator shall determine the terms and conditions of a Restricted Stock Unit, including the conditions for vesting and the issue price, if any, of each Restricted Stock Unit, which may include a formula by which the issue price will be determined.

(b)               Terms and Conditions for All Restricted Stock Awards.

(1)               References in the Plan to “Restricted Stock Awards” apply to both Restricted Stock and Restricted Stock Units.

(2)               Except as set forth in Section 6(b)(3), for Restricted Stock Awards granted prior to April 24, 2020:

(A)             Restricted Stock Awards granted to Participants other than Non-Employee Directors that vest solely based on the passage of time shall not vest in less than pro rata installments over three years from the date of grant.

(B)              Restricted Stock Awards granted to Non-Employee Directors that vest solely based on the passage of time shall not vest in less than pro rata installments over three years from the date of grant (or, if earlier, through the third annual meeting held after the date of grant).

(C)              Restricted Stock Awards that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to Non-Employee Directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).

(3)               The minimum vesting requirements set forth in Section 6(b)(2) and in Section 7(b)(2) for Awards granted prior to April 24, 2020 shall not apply to Restricted Stock Awards and Other Stock-Based Awards granted prior to April 24, 2020 that are (i) granted in the aggregate for up to 10% of the authorized number of Shares specified in Section 4(a)(1) or (ii) granted to a Non-Employee Director in lieu of cash director fees otherwise earned by or payable to the Non-Employee Director. Notwithstanding any other provision of the Plan, for Restricted Stock Awards and Other Stock-Based Awards granted prior to April 24, 2020, the Plan Administrator may, either at the time an Award is made or at any time thereafter, waive any right to repurchase Restricted Stock (or waive the forfeiture thereof) or remove or modify the restrictions applicable to a Restricted Stock Award or Other Stock-Based Award, in whole or in part, in the event of the death or disability of the Participant, the termination of the Participant’s employment by or service to Lydall or a Lydall Affiliate under specified circumstances, or a merger, consolidation, sale, reorganization, recapitalization, or change in control of Lydall or a Lydall Affiliate. Restricted Stock Awards granted on or after April 24, 2020 shall be subject to the minimum vesting terms set forth in Section 9(g).

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(c)               Additional Provisions Relating to Restricted Stock.

(1)               Dividends.  Any dividends (whether paid in cash, stock or property) paid by Lydall (“Unvested Dividends”) with respect to Shares underlying an Award of Restricted Stock (“Underlying Shares of Restricted Stock”) shall be paid to the Participant only if and when such Underlying Shares of Restricted Stock become free from the restrictions on transferability and forfeitability that apply to such Shares, and shall be subject to satisfaction of any applicable tax withholding obligations under Section 9(d). Each payment of Unvested Dividends will be made no later than the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the Underlying Shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2)               Voting Rights.  A Participant receiving Restricted Stock shall have voting rights as a stockholder once the Shares are issued, unless otherwise provided in the applicable Award Agreement.

(3)               Stock Certificates.  Lydall may require that any stock certificates (or the electronic equivalent thereof) issued in respect of Restricted Stock be retained or held by Lydall (or its designee). At the expiration of the restriction period applicable to the Restricted Stock and subject to satisfaction of any applicable tax withholding obligations under Section 9(d), Lydall (or such designee) shall deliver to the Participant the certificates (or the electronic equivalent thereof) no longer subject to such restrictions.

(d)               Additional Provisions Relating to Restricted Stock Units.

(1)               Settlement.  Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive the number of Shares specified in the Award Agreement. The Plan Administrator may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

(2)               Voting Rights.  A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)               Dividend Equivalents.  The Award Agreement for Restricted Stock Units may, but is not required to, provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant and may be settled in cash and/or Shares, but in any event will be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which such Dividend Equivalents are paid. The applicable Award Agreement will specify the terms and conditions of any such Dividend Equivalents. No interest will be paid on Dividend Equivalents.

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7.                  Other Stock-Based Awards

(a)               General.  The Plan Administrator may grant other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Stock-Based Awards”). The Plan Administrator may grant Other Stock-Based Awards as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards will be paid in Shares.

(b)               Terms and Conditions.

(1)               Subject to the provisions of the Plan, the Plan Administrator shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(2)               Except as set forth in Section 6(b)(3), for Other Stock-Based Awards granted prior to April 24, 2020:

(A)             Other Stock-Based Awards granted to Participants other than Non-Employee Directors that vest solely based on the passage of time shall not vest in less than pro rata installments over three years from the date of grant.

(B)              Other Stock-Based Awards granted to Non-Employee Directors that vest solely based on the passage of time shall not vest in less than pro rata installments over three years from the date of grant (or, if earlier, through the third annual meeting held after the date of grant).

(C)              Other Stock-Based Awards that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant (or, in the case of Awards to Non-Employee Directors, the earlier of the first anniversary of the date of grant and date of the first annual meeting held after the date of grant).

(3)               Other Stock-Based Awards granted on or after April 24, 2020 shall be subject to the minimum vesting terms set forth in Section 9(g).

(c)               Dividend Equivalents. The Award Agreement for an Other Stock-Based Award may, but is not required to, provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant and may be settled in cash and/or Shares, but in any event will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which such Dividend Equivalents are paid. The applicable Award Agreement will specify the terms and conditions of any such Dividend Equivalents. No interest will be paid on Dividend Equivalents.

8.                  Adjustments for Changes in Common Stock and Certain Other Events.

(a)               Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of Shares, reclassification of Shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sub-limits specified in Sections 4(a) and 4(b), (iii) the minimum vesting provisions of Restricted Stock Awards and Other Stock-Based Awards specified in Sections 6(b) and 7(b), (iv) the number and class of securities and exercise price per Share of each outstanding Option, (v) the number of Shares and, if applicable, the repurchase price per Share subject to each outstanding Restricted Stock Award and (vi) the Share and per-Share-related provisions and the purchase price, if any, of each outstanding Other Stock-Based Award, shall be equitably adjusted by Lydall (or substituted Awards may be made, if applicable) in the manner determined by the Plan Administrator.

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(b)               Reorganization Events.

(1)               Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)             In connection with a Reorganization Event, the Plan Administrator shall take one or more of the following actions as to outstanding Awards (other than Restricted Stock), except to the extent specifically provided otherwise in an applicable Award Agreement or another agreement between Lydall or a Lydall Affiliate and the Participant: (i) provide that such Awards shall be continued by Lydall (if Lydall is a surviving company), (ii) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (iii) provide that unvested Awards will terminate immediately prior to the consummation of such Reorganization Event, (iv) upon written notice to a Participant, provide that all of the Participant’s unexercised Options will terminate immediately prior to the consummation of such Reorganization Event following an opportunity for the Participant to exercise such unexercised Options (including, if expressly approved by the Plan Administrator, those not otherwise exercisable or vested) within a specified period following the date of such notice, (v) provide that outstanding Awards shall become exercisable, realizable, or issuable, or restrictions applicable to an Award shall lapse, prior to or upon such Reorganization Event, (vi) in the event of a Reorganization Event under the terms of which holders of Shares will receive upon consummation thereof a cash payment for each Share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of Shares subject to the Award multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise or purchase price of such Award, less any applicable tax withholdings, in exchange for the termination of such Award, (vii) provide that, in connection with a dissolution or complete liquidation of Lydall, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise or purchase price thereof and any applicable tax withholdings) or (vii) any combination of the foregoing. In taking any of the actions permitted under this Section 8(b)(1), the Plan Administrator shall not be obligated to treat all Awards, all portions of any individual Award, all Awards held by a Participant, or all Awards of the same type, identically. Notwithstanding the foregoing, Restricted Stock Units that are subject to Section 409A shall be subject to the special rules set forth in Section 10(g)(4) of the Plan.

(B)              For purposes of Section 8(b)(1)(A)(ii), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event,

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(i)                 such Award confers the right to purchase or receive, subject to any applicable exercise or purchase price, for each Share subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each Share held immediately prior to the consummation of the Reorganization Event (or, if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Common Stock); or

(ii)              if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Plan Administrator may, with the consent of the acquiring or succeeding corporation, instead provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Plan Administrator determines to be equivalent in value (as of the date of such determination or another date specified by the Plan Administrator) to the per Share consideration received by holders of outstanding Shares as a result of the Reorganization Event.

(2)               Consequences of a Reorganization Event on Restricted Stock.  Upon the occurrence of a Reorganization Event other than a dissolution or complete liquidation of Lydall, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of Lydall (if Lydall is a surviving company) or the applicable successor and shall, unless the Plan Administrator determines otherwise, apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Plan Administrator may provide for termination or deemed satisfaction of such repurchase or other rights under the applicable Award Agreement or any other agreement between a Participant and Lydall or a Lydall Affiliate, either initially or by amendment. Upon the occurrence of a Reorganization Event involving the dissolution or complete liquidation of Lydall, except to the extent specifically provided to the contrary in the applicable Award Agreement or any other agreement between a Participant and Lydall or a Lydall Affiliate, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied. Notwithstanding the foregoing, the Plan Administrator may provide that unvested Restricted Stock will be forfeited or repurchased, as applicable, immediately prior to the consummation of such Reorganization Event.

(c)               Change in Control Events.

(1)               Effect on Options.  Following a Change in Control Event, except to the extent specifically provided to the contrary in the applicable Award Agreement or any other agreement between a Participant and Lydall or a Lydall Affiliate, each Option that is continued by Lydall or assumed or substituted pursuant to Section 8(b)(1)(A)(ii) shall be immediately exercisable in full if, on or prior to the 18-month anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with all entities that are part of the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by all entities that are part of the Company or the acquiring or succeeding corporation.

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(2)               Effect on Restricted Stock Awards.  Following a Change in Control Event, except to the extent specifically provided to the contrary in the applicable Award Agreement or any other agreement between a Participant and Lydall or a Lydall Affiliate, each Restricted Stock Award (whether continued by Lydall, assumed or substituted pursuant to Section 8(b)(1)(A)(ii), or converted into consideration remaining subject to restrictions pursuant to Section 8(b)(2)) shall immediately become free from all conditions or restrictions if, on or prior to the 18-month anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with all entities that are part of the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by all entities that are part of the Company or the acquiring or succeeding corporation.

(3)               Effect on Other Stock-Based Awards.  The Plan Administrator may specify in an Award Agreement at the time of grant or otherwise the effect of a Change in Control Event on an Other Stock-Based Award.

9.                  General Provisions Applicable to Awards

(a)               Transferability of Awards.  Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option or an Award subject to Section 409A of the Code, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable (if applicable) only by the Participant; provided, however, that, except with respect to an Incentive Stock Option (unless such Incentive Stock Option is modified to become a Nonqualified Stock Option) or an Award subject to Section 409A of the Code, the Plan Administrator may permit or provide in the applicable Award Agreement for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if Lydall would be eligible to use Form S-8 under the Securities Act for the registration of the sale of the Shares subject to such Award to such proposed transferee; provided further, that neither Lydall nor any Lydall Affiliate shall be required to recognize any such transfer until such time as such transferee shall, as a condition to such transfer, deliver a written instrument in form and substance satisfactory to Lydall confirming that such transferee shall be bound by all of the terms and conditions of the applicable Award Agreement. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 9(a) shall be deemed to restrict a transfer to Lydall or a Lydall Affiliate.

(b)               Documentation.  Each Award Agreement may contain terms and conditions in addition to those specified in the Plan.

(c)               Termination of Status.  The Plan Administrator shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator or guardian, or the legal representative of the Participant’s estate or the legatee of the Participant under the Participant’s will, may exercise rights, or receive any benefits, under an Award.

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(d)               Withholding.  The Participant must satisfy all income and employment tax withholding obligations before Lydall or a Lydall Affiliate will deliver stock certificates (or the electronic equivalent thereof) or otherwise recognize ownership of the Shares upon the exercise, vesting, or release from forfeiture of an Award. Lydall or a Lydall Affiliate may elect to satisfy the withholding obligations through additional withholding on salary or wages, and except in those jurisdictions where such election is prohibited by applicable law, by accepting any Award, each Participant acknowledges and agrees to the exercise by Lydall or any Lydall Affiliate of such election. If Lydall or a Lydall Affiliate elects not to or cannot withhold from other compensation, the Participant (either directly or through a broker) must pay to Lydall or a Lydall Affiliate the full amount, if any, required for withholding. If provided for in an Award Agreement or approved by the Plan Administrator, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual physical delivery or by attestation) of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value (determined, for purposes of this Section 9(d), as of the date the tax obligation arises instead of the date of grant); provided, however, except as otherwise provided by the Plan Administrator, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e)               Amendment of Award.  Except as otherwise provided in Section 5(g) with respect to repricings, Sections 5, 6(b) or 7(b) with respect to the vesting of Awards or Section 10(e) with respect to actions requiring stockholder approval, the Plan Administrator may amend, modify or terminate any outstanding Award. The Participant’s consent to such action shall be required (i) unless the Plan Administrator determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 8.

(f)                Conditions on Delivery of Stock.  Neither Lydall nor a Lydall Affiliate will be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)               Minimum Vesting Provision. Subject to Section 9(h), no Award granted on or after April 24, 2020 shall vest earlier than the first anniversary of its date of grant, unless such Award is made in payment of or exchange for other compensation already earned and payable to the Participant, or unless such Award is granted to a Non-Employee Director. The foregoing minimum vesting provision shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a)

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(h)               Acceleration.  Except as otherwise provided in Section 5, 6(b), or 7(b), the Plan Administrator may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i)                 Performance Awards.

(1)               Grants.  Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9(i) (“Performance Awards”). No Performance Awards shall vest prior to the first anniversary of the start of the applicable performance period.

(2)               Performance Measures.  The Board may specify that the granting, vesting and/or payout of a Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: net income, operating income, earnings per share, operating cash flow, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, increases in operating margins, reductions in operating expenses, sales, sales growth, earnings on sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, return on assets, return on equity, return on investment, return on invested capital, economic value added, improvement of financial ratings, cost reductions and savings, increase in surplus, productivity improvements, achievement of balance sheet or income statement objectives, customer satisfaction, total stockholder return, gross profit, revenue growth, inventory management, working capital, quality, safety, business development, growth and profitability, manufacturing objectives, market share, negotiating transactions, developing long-term business goals, completion of strategic acquisitions/dispositions, receipt of regulatory approvals, cash position or any other performance measure established by the Board. Such goals may reflect consolidated Company performance, business unit performance or performance of one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures of Lydall or any Lydall Affiliate; may reflect performance on a per-share basis or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures can be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations and/or the disposition of business lines, business segments or subsegments thereof, (iii) the cumulative effects of changes in accounting principles, (iv) the write-down of any asset, (vi) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs, (vii) purchase accounting adjustments to record inventories at fair value on an acquisition date, (viii) strategic transaction, acquisition, divestiture and other transaction-related expenses, (ix) pension plan settlement charges and related expenses, (x) tax benefits or charges realized on any of the adjustments set forth in this Section 9(i)(2), and (xi) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works; and (z) may cover such period as may be specified by the Board.

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(3)               Adjustments.  The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of death or disability of the Participant or a change in control of Lydall or, if applicable, a Lydall Affiliate.

(4)               Unvested Dividends/Dividend Equivalents. Any Performance Award shall, for the avoidance of doubt, be subject to Section 5(i), Section 6(c)(1), Section 6(d)(3) or Section 7(c), as applicable.

10.              Miscellaneous

(a)               Recoupment of Awards.  The Plan Administrator shall have the authority to provide for any or all of the following in any Award Agreement:

(1)               If the Plan Administrator determines in good faith that a Participant has engaged in fraudulent conduct relating to the Company, then (i) such Participant’s outstanding Awards shall be forfeited and (ii) with respect to the year in which such fraudulent conduct occurred, if such Participant realized any “Economic Value” from an Award that was based on or resulted from such fraudulent conduct, such Participant shall promptly reimburse to the Company such Economic Value.

(2)               Any Award hereunder shall be subject to recoupment as required by the applicable provisions of any law (including without limitation Section 10D of the Exchange Act), government regulation or stock exchange listing requirement (and any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(b)               No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with Lydall or any Lydall Affiliate. Lydall and each Lydall Affiliate expressly reserve the right at any time to dismiss or otherwise terminate their relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

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(c)               No Rights As Stockholder.  Subject to the provisions of the applicable Award Agreement, no Participant, nor any legal representative of the Participant’s estate or legatee of the Participant under the Participant’s will, shall have any rights as a stockholder with respect to any Shares to be issued with respect to an Award until becoming the record holder of such Shares.

(d)               Term of Plan.  No Awards shall be granted under the Plan after December 31, 2027, but Awards granted prior to such expiration may extend beyond that date.

(e)               Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of the NYSE may be made effective unless and until Lydall’s stockholders approve such amendment; and (ii) if the NYSE amends its corporate governance rules so that such rules no longer require stockholder approval of “material revisions” to equity compensation plans, then, from and after the effective date of such amendment to the NYSE rules, no amendment to the Plan (A) increasing the number of Shares authorized under the Plan (other than pursuant to Section 8), (B) expanding the types of Awards that may be granted under the Plan, (C) materially expanding the class of participants eligible to participate in the Plan or (D) repealing the prohibition against repricing set forth in Section 5(g) shall be effective unless and until Lydall’s stockholders approve such amendment. To the extent required for purposes of Section 422 of the Code other amendments to the Plan shall be subject to approval by Lydall’s stockholders. Unless otherwise specified in the applicable amendment, any amendment to the Plan adopted in accordance with this Section 10(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Shares) prior to such stockholder approval.

(f)                Authorization of Sub-Plans (Including for Grants to Non-U.S. Employees).  The Plan Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Plan Administrator shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Plan Administrator’s discretion under the Plan as the Plan Administrator deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Plan Administrator shall deem necessary or desirable. All supplements adopted by the Plan Administrator shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction.

(g)               Compliance with Section 409A of the Code.

(1)               Notwithstanding anything else herein, the Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions thereof.

(2)               Options and other Awards are intended to be exempt from Section 409A of the Code to the maximum extent possible. With respect to any Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any applicable Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

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(3)               Except as provided in any individual Award Agreement initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by Lydall in accordance with its procedures, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum (without interest) on such New Payment Date, and any remaining payments will be paid on their original schedule. By accepting an Award, each Participant agrees that he or she is bound by the foregoing determinations and procedures.

(4)               Notwithstanding the general authority under Section 8(b)(1)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code, the special rules of this Section 10(g)(4) shall apply. If the Reorganization Event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) (a “409A Change in Control Event”), assumption or substitution pursuant to Section 8(b)(1)(A)(ii) cannot override the provisions of an Award Agreement that provides for settlement of the Restricted Stock Units upon a 409A Change in Control Event; the Restricted Stock Units shall then instead be settled in accordance with the terms of the applicable Award Agreement. The Plan Administrator may only undertake the actions set forth in clauses (iii), (iv), (v) or (vi) of Section 8(b)(1)(A) if the Reorganization Event constitutes a 409A Change in Control Event and Section 409A of the Code permits or requires such action. If the Reorganization Event is not a 409A Change in Control Event or Section 409A of the Code does not permit or require the proposed action, and if the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (ii) of Section 8(b)(1)(A), then, unless otherwise provided in an Award Agreement or another agreement between Lydall or a Lydall Affiliate and the Participant, the unvested Restricted Stock Units that are subject to Section 409A of the Code shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(h)               Limitations on Liability.  Notwithstanding any other provisions of the Plan, no Plan Administrator nor any individual acting as a director, officer, or employee of Lydall or a Lydall Affiliate will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as Plan Administrator or as a director, officer, or employee of Lydall or a Lydall Affiliate.

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(i)                 Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

11.              Definitions

(a)               “Award Agreement” means any agreement, contract or other instrument or document (whether written or electronic) evidencing an Award granted under the Plan, which the Company may require to be executed or acknowledged by a Participant.

(b)               “Board” means the Board of Directors of Lydall, Inc.

(c)               “Cause” shall mean:

(1)               an act or acts of dishonesty or fraud by the Participant relating to the performance of his or her services to Lydall or a Lydall Affiliate;

(2)               a breach by the Participant of his duties or responsibilities resulting in significant demonstrable injury to Lydall or a Lydall Affiliate;

(3)               the Participant’s conviction of a felony or any crime involving moral turpitude;

(4)               the Participant’s material failure (other than death or disability) to perform his or her duties or insubordination where the Participant has been given written notice of the acts or omissions constituting such failure or insubordination and the Participant has failed to cure such conduct within ten days following such notice; or

(5)               a breach by the Participant of any material policy of Lydall or a Lydall Affiliate, as applicable, or of any obligations under a confidentiality, non-competition and/or invention ownership agreement executed by the Participant with Lydall or a Lydall Affiliate.

(d)               “Change in Control Event” shall mean the occurrence, after the Effective Date, of any of the following events:

(1)               a report on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) shall be filed with the Commission pursuant to the Exchange Act and that report discloses that any person or persons acting together which would constitute a group (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), other than Lydall (or one of its subsidiaries) or any employee benefit plan sponsored by Lydall (or one of its subsidiaries), is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 50% or more of the outstanding voting stock of Lydall;

(2)               any person or persons acting together which would constitute a group (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act), other than Lydall (or one of its subsidiaries) or any employee benefit plan sponsored by Lydall (or one of its subsidiaries), shall purchase securities pursuant to a tender offer or exchange offer to acquire any voting stock of Lydall (or any securities convertible into voting stock of Lydall) and, immediately after consummation of that purchase, that person is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 50% or more of the outstanding voting stock of Lydall;

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(3)               the consummation of: (i) a merger, consolidation or reorganization of Lydall with or into any other person if, as a result of such merger, consolidation or reorganization, 50% or less of the combined voting power of the then outstanding securities of such other person immediately after such merger, consolidation or reorganization is held in the aggregate by the holders of voting stock of Lydall immediately prior to such merger, consolidation or reorganization; (ii) any sale, lease, exchange or other transfer of all or substantially all of the assets of Lydall and its consolidated subsidiaries to any other person if, as a result of such sale, lease, exchange or other transfer, 50% or less of the combined voting power of the then outstanding securities of such other person immediately after such sale, lease, exchange or transfer is held in the aggregate by the holders of voting stock of Lydall immediately prior to such sale, lease, exchange or other transfer; or (iii) a transaction immediately after the consummation of which any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act) would be the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting stock of Lydall;

(4)               the dissolution or complete liquidation of Lydall; or

(5)               during any period of twelve consecutive months, the individuals who at the beginning of that period constituted the Board shall cease for any reason to constitute a majority of the Board, unless the election, or the nomination for election by Lydall’s stockholders, of each director of Lydall first elected during such period was approved by a vote of at least a majority of the directors of Lydall then still in office who were directors of Lydall at the beginning of such period.

(e)               “Code” means the Internal Revenue Code of 1986 and any regulations thereunder, each as amended from time to time.

(f)                “Commission” means the U.S. Securities and Exchange Commission.

(g)               “Committee” means (i) the Compensation Committee of the Board or (ii) any other committee or subcommittee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such committee or subcommittee by the Board or by the Compensation Committee of the Board.

(h)               “Company” means collectively Lydall and each Lydall Affiliate at the relevant applicable time.

(i)                 “Delaware Law” means the General Corporation Law of the State of Delaware, as amended from time to time.

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(j)                 “Economic Value” means, unless otherwise provided by the Plan Administrator with respect to any particular Award, the amount reportable by the Participant as taxable compensation for federal income tax purposes with respect to such Award (other than Incentive Stock Options) or, in the case of an Incentive Stock Option, the amount that would have been reportable by the Participant as taxable compensation for federal income tax purposes with respect to such award if such Incentive Stock Option had been a Nonqualified Stock Option.

(k)               “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l)                 “Fair Market Value” means the fair market value per share of Common Stock, determined as follows:

(1)               if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of determination; or

(2)               if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) (or another similar system then in use as determined by the Plan Administrator) on the date of determination; or

(3)               if the Common Stock is not publicly traded, the Plan Administrator will determine the Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code, except as the Plan Administrator may expressly determine otherwise.

For any date of determination that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day. The Plan Administrator can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period as complies with Section 409A of the Code.

(m)             “Good Reason” shall mean, without the Participant’s consent:

(1)               a significant reduction in the scope of the Participant’s authority, functions, duties or responsibilities from and after the Change in Control Event; provided that a change in scope solely as a result of Lydall no longer being public or becoming a subsidiary of another corporation shall not constitute Good Reason;

(2)               any material reduction in the Participant’s base compensation from and after the Change in Control Event, other than an across-the-board reduction affecting substantially all employees of the Company on substantially the same proportional basis; or

(3)               the relocation of the Participant’s office location to a location more than 50 miles away from the Participant’s then current principal place of employment prior to the Change in Control Event, unless, with respect to Participants not assigned to the corporate headquarters of Lydall, such relocation is within 50 miles of the corporate headquarters of Lydall.

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(n)               “Incentive Stock Option” means an Option that the Plan Administrator designates as an “incentive stock option” as defined in Section 422 of the Code.

(o)               “Lydall Affiliate” means (i) any of Lydall’s present or future parent or subsidiary corporations (as defined in Sections 424(e) or (f) of the Code) during the time that such parent or subsidiary corporation satisfies such definition and (ii) any other business venture (including, without limitation, joint venture or limited liability company) in which Lydall has a direct or indirect controlling interest, as determined from time to time by the Plan Administrator.

(p)               “Lydall Affiliates” means collectively each Lydall Affiliate at the relevant applicable time.

(q)               “Non-Employee Director” means a director of Lydall who is not an employee of Lydall or a Lydall Affiliate.

(r)                “Nonqualified Stock Option” means an Option that is not designated as an Incentive Stock Option.

(s)                “NYSE” means the New York Stock Exchange.

(t)                 “NYSE Listed Company Manual” means the NYSE Listed Company Manual, as amended from time to time, and any successor rule or regulation.

(u)               “Reorganization Event” means: (a) any merger or consolidation as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or are cancelled, (b) any transfer or disposition of all or substantially all of the outstanding Common Stock for cash, securities or other property pursuant to a share exchange or other transaction, (c) any dissolution or complete liquidation of Lydall, or (d) a Change in Control Event.

(v)               “Securities Act” means the Securities Act of 1933, as amended from time to time.

(w)             “Share” means a share of Common Stock.

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